Exhibit 99.1

Drone USA Awarded $1.7 Million Dollar Contract from the U.S. Government Defense Logistics Agency

WEST HAVEN, CT – Accesswire – July 2nd, 2018 - Drone USA, Inc. (OTCQB: DRUS) (“Drone USA” or the “Company”), a service provider, manufacturer and reseller of drones and distributor of products to the U.S. Government, today announced that its subsidiary, Howco Distributing C[ (“Howco”), was awarded a three year 1.7 million dollar from the US Government’s Defense Logistics Agency with an option to extend for an additional two years for trailer support components.

Michael Bannon, Drone USA’s Chief Executive Officer, commented, “We are delighted to receive this contract. With their dedication and strong work ethic, our Howco team made this happen. I am proud of all of them.”

Matt Wiles, Howco’s VP of Business Operations, stated, “Our ability to work as a team is what separates us from our competitors.  A contract this one doesn’t just happen in our sales department; it happens because our sales department and fulfillment team are in lockstep with one another”

Lindsay Somica, Howco’s Sales Manager, stated, “This particular solicitation was a labor of love.  The award was for a small local OEM.  We worked closely with them to obtain fair pricing, which we secured for the length of the five-year contract in order to avoid any issues that could arise in our offer.  Three rounds of strategic negotiations with the DLA over six months sealed the deal.”

About Howco Distributing Co.

Howco Distributing, a subsidiary of Drone USA, Inc., is a premier supplier of spare and replacement parts to a wide variety of Federal Government agencies, U.S. military prime contractors and commercial customers worldwide. Founded in 1990 and located in Vancouver, Washington, Howco's services encompass bid solicitation, contract management, packaging and logistics for construction, transportation, mining and heavy equipment spare and replacement parts to customers worldwide utilizing a wide variety of supply chain solutions.  Howco was the winner of 2017 United States Department of Defense Logistics Agency’s Commander’s Choice Supplier Award and the 2012 United States Department of Defense Logistics Agency’s Bronze Supplier Award.

About Drone USA, Inc.

Drone USA, Inc. (OTCQB: DRUS), headquartered in West Have, CT., is a service provider, manufacturer and reseller of drones and distributor of products to the U.S. Government. Our competitive advantage stems from offering superior service, high quality products and establishing and maintaining life-long customer friendships. Our primary markets U.S. police, firemen, U.S. industry and the U.S. Government.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our Form 10 filed with the U.S. Securities and Exchange Commission.

Contacts:

Michael Bannon

Chief Executive Officer

mike@droneusainc.com

Hayden IR

Investor Relations

(917) 658-7878

hart@haydenir.com

16 Hamilton Street, West Haven CT 06516